As filed with the Securities and Exchange Commission on November 5, 2010
Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ASTRAZENECA PLC
(Exact Name of Registrant as Specified in its Charter)

ENGLAND		NONE
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)
2 Kingdom Street London W2 6BD ENGLAND
(Address of Principal Executive Offices)

ASTRAZENECA INVESTMENT PLAN ASTRAZENECA GLOBAL RESTRICTED STOCK PLAN (Full Title of the Plan)

Barbara J. Steen Senior Counsel AstraZeneca Pharmaceuticals LP 1800 Concord Pike, P.O. Box 15437 Wilmington, DE 19850-5437 (302) 886-3000
(Telephone Number, Including Area Code, of Agents for Service)

With a copy to:
George R. Ince, Jr. Davis Polk & Wardwell 450 Lexington Avenue New York, NY 10017 (212) 450-4000

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
American Depositary Shares (“ADSs”) representing Ordinary Shares, par value $0.25 each of AstraZeneca PLC, to be issued under the AstraZeneca Investment Plan	1,000,000	$50.28	$50,280,000	$3,584.96
ADSs representing Ordinary Shares, par value $0.25 each of AstraZeneca PLC, to be issued under the AstraZeneca Global Restricted Stock Plan	9,000,000	$50.28	$452,520,000	$32,264.68
Total Shares	10,000,000	$50.28	$502,800,000	$35,849.64

(1)
This Registration Statement on Form S-8 (the “Registration Statement”) covers ADSs representing Ordinary Shares of AstraZeneca PLC (the “Company” or the “Registrant”) (i) issuable pursuant to the AstraZeneca Investment Plan and the AstraZeneca Global Restricted Stock Plan (the “Plans”), (ii) to be issued in the future under the Plans and (iii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional ADSs that become issuable under the Plans by reason of any stock dividend, stock split, or other similar transaction.

(2)
Estimated pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices reported for a share of ADS on the New York Stock Exchange on November 2, 2010.

(3)	Rounded up to the nearest penny.

PART I

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8 instructions.  The documents containing the information specified in Part I will be delivered to the participants in the Plans as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a)  Annual Report on Form 20-F for the year ended December 31, 2009 of the Registrant, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)  The description of the Company’s Ordinary Shares of $0.25 each, and American Depositary Receipts (“ADRs”) evidencing ADSs, each ADS representing one Ordinary Share of the Company from Item 1 of the Form 8A/A registration statement of the Company filed under the Exchange Act (File No. 1-11960) (incorporated herein by reference).

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Barbara J. Steen, who is issuing the opinion on the legality of the securities offered hereby, is a Senior Counsel of the Registrant and holds ADSs of the Registrant.  She is eligible to participate in the Plans.

Item 6.  Indemnification of Directors and Officers.

Article 141 of the Articles of Association of the Company provides:

“Subject to the provisions of the Companies Acts, but without prejudice to any indemnity to which the person concerned may otherwise be entitled, every director or other officer of the Company (other than any person (whether an officer or not) engaged by the Company as auditor) shall be indemnified out of the assets of the Company against any liability incurred by him for negligence, default, breach of duty or breach of trust in relation to the affairs of the Company, provided that this Article shall be deemed not to provide for, or entitle any such person to, indemnification to the extent that it would cause this Article, or any element of it, to be treated as void under the Act or otherwise under the Companies Acts.”

Article 96.2 of the Articles of Association of the Company provides:

“Without prejudice to the provisions of Article 141, the board may exercise all the powers of the Company to purchase and maintain insurance for or for the benefit of any person who is or was:

(a) a director, officer, or employee of the Company, or any body which is or was the holding company or subsidiary undertaking of the Company, or in which the Company or such holding company or subsidiary undertaking has or had any interest (whether direct or indirect) or with which the Company or such holding company or subsidiary undertaking is or was in any way allied or associated; or

(b) a trustee of any pension fund in which employees of the Company or any other body referred to in Article 96.2(a) are or have been interested,

including, without limitation, insurance against any liability incurred by such person in respect of any act or omission in the actual or purported execution or discharge of his duties or in the exercise or purported exercise of his powers or otherwise in relation to his duties, powers or offices in relation to the relevant body or fund.”

The following sections are excerpted from the United Kingdom Statute, Companies Act 2006, as amended:

“Part 10, Chapter 7, § 232: Provisions protecting directors from liability.

(1) Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

(2) Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void, except as permitted by—

(a) section 233 (provision of insurance),

(b) section 234 (qualifying third party indemnity provision), or

(c) section 235 (qualifying pension scheme indemnity provision).

(3) This section applies to any provision, whether contained in a company's articles or in any contract with the company or otherwise.

(4) Nothing in this section prevents a company's articles from making such provision as has previously been lawful for dealing with conflicts of interest.”

“Part 10, Chapter 7, § 233: Provision of insurance.

Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection.”

“Part 10, Chapter 7, § 234: Qualifying third party indemnity provision.

(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.

(2) Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company.

Such provision is qualifying third party indemnity provision if the following requirements are met.

(3) The provision must not provide any indemnity against—

(a) any liability of the director to pay—

(i) a fine imposed in criminal proceedings, or

(ii) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b) any liability incurred by the director—

(i) in defending criminal proceedings in which he is convicted, or

(ii) in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or

(iii) in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.

(4) The references in subsection (3)(b) to a conviction, judgment or refusal of relief are to the final decision in the proceedings.

(5) For this purpose—

(a) a conviction, judgment or refusal of relief becomes final—

(i) if not appealed against, at the end of the period for bringing an appeal, or

(ii) if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b) an appeal is disposed of—

(i) if it is determined and the period for bringing any further appeal has ended, or

(ii) if it is abandoned or otherwise ceases to have effect.

(6) The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief under—

section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).”

“Part 10, Chapter 7, § 236: Qualifying indemnity provision to be disclosed in directors' report.

(1) This section requires disclosure in the directors' report of—

(a) qualifying third party indemnity provision, and

(b) qualifying pension scheme indemnity provision.

Such provision is referred to in this section as “qualifying indemnity provision”.

(2) If when a directors' report is approved any qualifying indemnity provision (whether made by the company or otherwise) is in force for the benefit of one or more directors of the company, the report must state that such provision is in force.

(3) If at any time during the financial year to which a directors' report relates any such provision was in force for the benefit of one or more persons who were then directors of the company, the report must state that such provision was in force.

(4) If when a directors' report is approved qualifying indemnity provision made by the company is in force for the benefit of one or more directors of an associated company, the report must state that such provision is in force.

(5) If at any time during the financial year to which a directors' report relates any such provision was in force for the benefit of one or more persons who were then directors of an associated company, the report must state that such provision was in force.”

“Part 37, § 1157: Power of court to grant relief in certain cases.

(1) If in proceedings for negligence, default, breach of duty or breach of trust against—

(a) an officer of a company, or

(b) a person employed by a company as auditor (whether he is or is not an officer of the company),

it appears to the court hearing the case that the officer or person is or may be liable but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or in part, from his liability on such terms as it thinks fit.

(2) If any such officer or person has reason to apprehend that a claim will or might be made against him in respect of negligence, default, breach of duty or breach of trust—

(a) he may apply to the court for relief, and

(b) the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty or breach of trust had been brought.

(3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper.”

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number

4.1
Form of Second Amended and Restated Deposit Agreement among the Company, JPMorgan Chase Bank, N.A. (fka Morgan Guaranty Trust Company of New York), as depositary, and all holders from time to time of ADRs issued thereunder, including form of ADR (incorporated by reference to Exhibit (a) of the Company’s registration statement on Form F-6 as filed on December 9, 2009, File No. 333-163583)

5	Opinion of Barbara J. Steen

23.1	Consent of KPMG, Independent Registered Public Accounting Firm

23.2	Consent of Barbara J. Steen (included in Exhibit 5)

24	Power of Attorney (included in the signature pages hereof)

99.1	AstraZeneca Investment Plan

99.2	AstraZeneca Global Restricted Stock Plan

Item 9.  Undertakings.

(a)      The undersigned Registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)    To include any material information with respect to the Plans not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, AstraZeneca PLC, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, Delaware, on the 5th day of November, 2010.

AstraZeneca PLC

By:	/s/ Barbara J. Steen
	Name:	Barbara J. Steen
	Title:	Senior Counsel

POWER OF ATTORNEY

Know all men by these presents that each person whose signature appears below, constitutes and appoints Adrian Charles Noel Kemp, Glenn M. Engelmann and Barbara J. Steen and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable AstraZeneca PLC to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any requirements of the Securities and Exchange Commission (the “Commission”) in respect thereof, in connection with the filing with the Commission of this Registration Statement under the Securities Act, with respect to the approval and/or adoption of the AstraZeneca Investment Plan and the AstraZeneca Global Restricted Stock Plan and the number of shares needed to be registered for issuance to U.S. participants under these plans, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, the Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the following capacities on the dates shown.

Signature	Title	Date

/s/ David R. Brennan	Executive Director and Chief Executive	November 5, 2010
David R. Brennan	Officer (Principal Executive Officer)

/s/ Simon Lowth	Executive Director and Chief Financial	November 5, 2010
Simon Lowth	Officer (Principal Financial Officer)

/s/ Paul Kenyon	Group Financial Controller (Principal	November 5, 2010
Paul Kenyon	Accounting Officer)

/s/ Louis Schweitzer	Non-Executive Chairman of the Board	November 5, 2010
Louis Schweitzer

/s/ Michele Hooper	Senior Non-Executive Director	November 5, 2010
Michele Hooper

/s/ Jane Henney	Non-Executive Director	November 5, 2010
Jane Henney

Non-Executive Director
Bruce Burlington

/s/ Rudy Markham	Non-Executive Director	November 5, 2010
Rudy Markham

Non-Executive Director
Jean-Phillipe Courtois

/s/ Nancy Rothwell	Non-Executive Director	November 5, 2010
Nancy Rothwell

Non-Executive Director
John Varley

/s/ Marcus Wallenberg	Non-Executive Director	November 5, 2010
Marcus Wallenberg

EXHIBIT INDEX

Exhibit Number

4.1
Form of Second Amended and Restated Deposit Agreement among the Company, JPMorgan Chase Bank, N.A. (fka Morgan Guaranty Trust Company of New York), as depositary, and all holders from time to time of ADRs issued thereunder, including form of ADR (incorporated by reference to Exhibit (a) of the Company’s registration statement on Form F-6 as filed on December 9, 2009, File No. 333-163583)

5	Opinion of Barbara J. Steen

23.1	Consent of KPMG, Independent Registered Public Accounting Firm

23.2	Consent of Barbara J. Steen (included in Exhibit 5)

24	Power of Attorney (included in the signature pages hereof)

99.1	AstraZeneca Investment Plan

99.2	AstraZeneca Global Restricted Stock Plan